CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2014 RESULTS

Norton, Massachusetts, August 5, 2014. CPS Technologies Corporation (OTCQB:CPSH) today announced revenues of $5.1 million and a net loss of $58 thousand for the quarter ended June 28, 2014. This compares with revenues of $5.3 million and net income of $236 thousand for the quarter ended June 29, 2013.

Revenues for the six months ended June 28, 2014 increased 8% to $11.1 million from $10.3 million for the corresponding period in 2013. Net Income for the six month period in 2014 totaled $190 thousand compared net income of $239 thousand for the first half of 2013.

Commenting on the results, Grant Bennett, President and CEO, said: “Last year at this time we announced that we had paid off bank borrowings which had been used during the downturn of our business in 2012 and confirmed that our base business had returned to previous levels. This year, with a cash balance in excess of $1 million and strong orders from customers in our base business, we have increased our investment in sales and marketing to more aggressively identify and pursue growth opportunities. This investment has taken the form of adding sales representation in a few regions in the U.S. as well as Israel, attending sales conferences in the U.S. and overseas and increasing the number of visits to existing and potential customers. We expect this investment to bear fruit down the road; however, since our sales cycle is relatively long, it will take a while for this initiative to show up in our financial results.”

Mr. Bennett continued, “This quarter is a good example of why short-term results can mask progress in achieving our longer term growth objectives. Revenues, for example, are influenced in the short run by the demand of our customers’ customers and are seldom consistent throughout the year. Our manufacturing process is a complex one and there are periods, including the second quarter, when our yields and productivity are below our planned levels. That, coupled with higher repair, maintenance and operating supplies in the factory and previously mentioned increase in sales and marketing spending, resulted in a loss in the quarter. As we look forward, our base business remains strong and growing, we are encouraged by the advances we are making with products, particularly in the oil and gas and defense industries, and remain confident in our capabilities to meet thermal management needs in a wide variety of applications.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2014 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	--- Quarter Ended ---		-- Six Months Ended --
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013

Total Revenues	$5,134,662	$5,300,542	$11,120,713	$10,331,620
Cost of Sales	4,076,326	3,937,244	8,524,008	8,053,886

Gross Margin	1,058,336	1,363,298	2,596,705	2,277,734
Operating Expenses	1,153,214	1,008,118	2,279,002	1,908,032

Operating income (loss)	(94,878)	355,180	317,703	369,702
Interest expense, net	(539)	(12,678)	(1,501)	(22,870)

Income (loss) before income taxes	(95,417)	342,502	316,202	346,832
Income tax expense (benefit)	(38,000)	106,000	126,000	107,720

Net income (loss)	(57,417)	236,502	190,202	239,112

Net income (loss) per diluted share	$0.00	$0.02	$0.01	$0.02
Shares outstanding, diluted	13,084,968	13,091,084	13,705,570	13,101,855

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	June 28,	Dec. 28,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$1,144,594	$1,571,054
Accounts receivable, net	3,448,955	2,900,457
Inventories	2,781,592	2,183,699
Prepaid expenses	107,971	175,726
Deferred taxes, current	531,377	649,420

Total current assets	8,014,489	7,480,356
Property and equipment, net	1,795,471	1,832,787
Deferred taxes, non-current	1,838,481	1,826,482

Total assets	$11,648,441	$11,139,625

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,442,526	$1,091,909
Accrued expenses	935,578	1,106,813
Capital leases, current	35,098	76,372

Total current liabilities	2,413,202	2,275,094
Capital leases, non-current	—	—

Total liabilities	2,413,202	2,275,094
Stockholders' equity	9,235,239	8,864,531

Total liabilities and stockholders' equity	$11,648,441	$11,139,625